Pricing Supplement dated May 20, 2021

(To the Prospectus dated August 1, 2019,

the Prospectus Supplement dated August 1, 2019,

the Prospectus Supplement Addendum dated February 18, 2021 and the Underlying Supplement dated August 1, 2019)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-232144
$10,000,000 Autocallable Fixed Interest Notes Due May 23, 2022 Linked to the VanEck Vectors® Oil Services ETF Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not guarantee any return of principal at maturity. Subject to the automatic call feature, the Notes will pay a Fixed Coupon on each Coupon Payment Date. Investors should be willing to forgo dividend payments and, if the Final Underlier Value is less than the Buffer Value, be willing to lose some or all of their principal at maturity.
•	Unsecured and unsubordinated obligations of Barclays Bank PLC
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The Notes priced on May 20, 2021 (the “Pricing Date”) and are expected to issue on or about May 25, 2021 (the “Issue Date”). The Initial Underlier Value is the Closing Price of the Underlier on May 18, 2021 and is not the Closing Price of the Underlier on the Pricing Date.
Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset*:	The VanEck Vectors® Oil Services ETF (Bloomberg ticker symbol “OIH UP <Equity>”) (the “Underlier”)
Automatic Call Feature:	The Notes will be automatically called if the Closing Price of the Underlier on any Observation Date (other than the Final Observation Date) is greater than or equal to the Initial Underlier Value. If the Notes are automatically called, Barclays Bank PLC will pay a cash payment per Note on the applicable Call Settlement Date equal to the principal amount plus the Fixed Coupon otherwise due. No further amounts will be owed to you under the Notes.
Fixed Coupon:	If the Notes have not been automatically called, Barclays Bank PLC will pay a Fixed Coupon of $8.958 per $1,000 principal amount Note on each Coupon Payment Date.
Payment at Maturity:

If the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Buffer Value, you will receive a cash payment on the Maturity Date equal to $1,000 per $1,000 principal amount Note plus the Fixed Coupon otherwise due.

If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, you will lose 1.33333% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Buffer Value. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 × [1 + (Underlier Return + Buffer Percentage) × Downside Leverage Factor] plus the Fixed Coupon otherwise due

If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, the Notes will be exposed on a leveraged basis to the decline in the value of the Underlier below the Buffer Value and you will lose some or all of your principal at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Buffer Value*:	$164.02, which is 75.00% of the Initial Underlier Value (rounded to two decimal places)
Buffer Percentage:	25.00%
Downside Leverage Factor:	1.33333
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value*:	$218.69, which is the Closing Price of the Underlier on May 18, 2021. The Initial Underlier Value is not the Closing Price of the Underlier on the Pricing Date.
Final Underlier Value*:	The Closing Price of the Underlier on the Final Valuation Date
Closing Price*:	Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Observation Dates†:	June 18, 2021, July 19, 2021, August 18, 2021, September 20, 2021, October 18, 2021, November 18, 2021, December 20, 2021, January 18, 2022, February 18, 2022, March 18, 2022, April 18, 2022 and May 18, 2022. The final Observation Date, May 18, 2022, is the “Final Valuation Date.”
Coupon Payment Dates†:	June 23, 2021, July 22, 2021, August 23, 2021, September 23, 2021, October 21, 2021, November 23, 2021, December 23, 2021, January 21, 2022, February 24, 2022, March 23, 2022, April 21, 2022 and the Maturity Date
Call Settlement Dates†:	With respect to each Observation Date (other than the Final Observation Date), the Coupon Payment Date immediately following that Observation Date
Maturity Date*†:	May 23, 2022
(Key Terms continued on the next page)

	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$10,000,000	$10,000,000	$25,000	$9,975,000
[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is $990.20 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-15 of this pricing supplement.
[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $2.50 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

(Key Terms continued from previous page)
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06748ES79 / US06748ES796
*	If the shares of the Underlier are de-listed or if the Underlier is liquidated or otherwise terminated, the Calculation Agent may select a successor fund or, if no successor fund is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Underlier, the Calculation Agent may adjust any variable, including but not limited to, the Underlier, Initial Underlier Value, Final Underlier Value, Buffer Value and Closing Price of the Underlier if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	Each Observation Date may be postponed if that date is not a scheduled trading day or if a market disruption event occurs on that date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a Call Settlement Date, a Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•	Prospectus supplement addendum dated February 18, 2021: http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

•	Underlying supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

Scenario Analysis and Hypothetical Examples

The following examples are hypothetical and are provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Underlier relative to its Initial Underlier Value. We cannot predict the Closing Price of the Underlier on any day during the term of the Notes, including on the Observation Dates. You should not take these examples as an indication or assurance of the expected performance of the Underlier. The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

Principal Amount:	$1,000
Term:	Approximately 1 year
Hypothetical Initial Underlier Value*:	$100.00
Fixed Coupon:	$8.958 per $1,000 principal amount Note
Observation Dates:	Observation Dates will occur as set forth on the cover page of this pricing supplement.
Hypothetical Buffer Value*:	$75.00 (which is 75.00% of the hypothetical Initial Underlier Value)

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlier Value or Buffer Value. The hypothetical Initial Underlier Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Value. The actual Initial Underlier Value and Buffer Value are set forth under “Key Terms” above. For historical Closing Prices of the Underlier, see the historical information set forth under the section titled “Historical Information” below.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$110.00	Closing Price of Underlier at or above Initial Underlier Value; Notes are automatically called and Issuer pays principal plus Fixed Coupon of $8.958 on Call Settlement Date.
Total Payment (per $1,000 Note):		$1,008.958 (0.8958% total return on the Notes)

Because the Closing Price of the Underlier is greater than or equal to the Initial Underlier Value on the first Observation Date, the Notes are automatically called on the first Observation Date. The Issuer will pay $1,008.958 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Fixed Coupon due in connection with the first Observation Date. No further amounts will be owed to you under the Notes. Accordingly, the Issuer will have paid a total of $1,008.958 per Note for a total return of 0.8958% on the Notes.

Example 2 — Notes Are Automatically Called on the Third Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing Price of Underlier below Initial Underlier Value; Notes NOT automatically called and Issuer pays Fixed Coupon of $8.958 on first Coupon Payment Date.
Second Observation Date	$70.00	Closing Price of Underlier below Initial Underlier Value; Notes NOT automatically called and Issuer pays Fixed Coupon of $8.958 on second Coupon Payment Date.
Third Observation Date	$115.00	Closing Price of Underlier at or above Initial Underlier Value; Notes are automatically called and Issuer pays principal plus Fixed Coupon of $8.958 on Call Settlement Date.
Total Payment (per $1,000 Note):		$1,026.874 (2.6874% total return on the Notes)

Because the Closing Price of the Underlier is greater than or equal to the Initial Underlier Value on the third Observation Date, the Notes are automatically called on the third Observation Date. The Issuer will pay $1,008.958 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Fixed Coupon for the third Observation Date. No further amounts will be owed to you under the Notes.

In addition, the Issuer will pay a Fixed Coupon of $8.958 on each of the first and second Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,026.874 per Note for a total return of 2.6874% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlier Value Is Above the Buffer Value

Date	Closing Price	Payment (per Note)
First Observation Date	$85.00	Closing Price of Underlier below Initial Underlier Value; Notes NOT automatically called and Issuer pays Fixed Coupon of $8.958 on first Coupon Payment Date.
Second Observation Date	$70.00	Closing Price of Underlier below Initial Underlier Value; Notes NOT automatically called and Issuer pays Fixed Coupon of $8.958 on second Coupon Payment Date.
Third through Eleventh Observation Dates	Various (below Initial Underlier Value)	Closing Price of Underlier below Initial Underlier Value; Notes NOT automatically called and Issuer pays Fixed Coupon of $8.958 on third through eleventh Coupon Payment Dates.
	Final Underlier Value
Final Valuation Date	$90.00	Final Underlier Value above Buffer Value; Issuer pays principal plus Fixed Coupon of $8.958 on Maturity Date.
Total Payment (per $1,000 Note):		$1,107.496 (10.7496% total return on the Notes)

Because the Closing Price of the Underlier is less than the Initial Underlier Value on each Observation Date prior to the Final Valuation Date, the Notes are not automatically called. Because the Final Underlier Value is greater than or equal to the Buffer Value, at maturity, the Issuer will pay $1,008.958 per $1,000 principal amount Note, which is equal to your principal amount plus the Fixed Coupon for the Final Valuation Date.

In addition, the Issuer will pay a Fixed Coupon of $8.958 on each of the first through eleventh Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,107.496 per Note for a total return of 10.7496% on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Underlier Value Is Below the Buffer Value

Date	Closing Price	Payment (per Note)
First Observation Date	$70.00	Closing Price of Underlier below Initial Underlier Value; Notes NOT automatically called and Issuer pays Fixed Coupon of $8.958 on first Coupon Payment Date.
Second Observation Date	$65.00	Closing Price of Underlier below Initial Underlier Value; Notes NOT automatically called and Issuer pays Fixed Coupon of $8.958 on second Coupon Payment Date.
Third through Eleventh Observation Dates	Various (below Initial Underlier Value)	Closing Price of Underlier below Initial Underlier Value; Notes NOT automatically called and Issuer pays Fixed Coupon of $8.958 on third through eleventh Coupon Payment Dates.
	Final Underlier Value
Final Valuation Date	$45.00	Final Underlier Value below Buffer Value; Issuer pays Fixed Coupon of $8.958 on Maturity Date and will repay less than the principal amount resulting in a loss of 1.33333% of the principal amount of the Notes for every 1% that the Final Underlier Value is less than the Buffer Value.
Total Payment (per $1,000 Note):		$707.497 (a loss of 29.2503% on the Notes)

Because the Closing Price of the Underlier is less than the Initial Underlier Value on each Observation Date prior to the Final Valuation Date, the Notes are not automatically called. Because the Final Underlier Value is less than the Buffer Value, at maturity, the Issuer will pay a total of $600.001 per $1,000 principal amount plus the Fixed Coupon otherwise due, calculated as follows:

$1,000 × [1 + (Underlier Return + Buffer Percentage) × Downside Leverage Factor] plus the Fixed Coupon otherwise due

= $1,000 × [1 + (-55.00% + 25.00%) × 1.33333] = $600.001 plus the Fixed Coupon otherwise due

In addition, the Issuer will pay a Fixed Coupon of $8.958 on each of the first through eleventh Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $707.497 per Note for a loss of 29.2503% on the Notes.

Selected Purchase Considerations

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You do not anticipate that the Final Underlier Value will be less than the Buffer Value on the Final Valuation Date, and you are willing and able to accept the risk that, if it is, you will lose some or all of the stated principal amount of your Notes.

•	You are willing and able to forgo participation in any appreciation of the Underlier, and you understand that any return on your investment will be limited to the Fixed Coupons payable on the Notes.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underlier or the securities held by the Underlier, nor will you have any voting rights with respect to the Underlier or the securities held by the Underlier.

•	You are willing and able to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if the Notes are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Final Underlier Value will be less than the Buffer Value on the Final Valuation Date, or you are unwilling or unable to accept the risk that, if it is, you will lose some or all of the stated principal amount of your Notes.

•	You seek exposure to any upside performance of the Underlier or you seek an investment with a return that is not limited to the Fixed Coupons payable on the Notes.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underlier or the securities held by the Underlier.

•	You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if they are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement, the prospectus supplement addendum and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Reference Asset, secured by a cash deposit equal to the initial issue price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including redemption upon an automatic call or at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the initial issue price for cash, (i) if your Notes are called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment—not including the final coupon payment—at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity—not including the final coupon payment—that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final coupon payment).

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Consistent with the position described above, below are the portions of each coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Payment rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
10.75%	0.24%	10.51%

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier, any of the securities held by the Underlier or the securities composing the Underlying Index (as defined under “The VanEck Vectors® Oil Services ETF” below). Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, you will lose 1.33333% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Buffer Value. Accordingly, if the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, the Notes will be exposed on a leveraged basis to the decline in the value of the Underlier below the Buffer Value and you will lose some or all of your principal at maturity.

•	Your Potential Return on the Notes Is Limited, and You Will Not Participate in Any Appreciation of the Underlier — The return potential of the Notes is limited to the Fixed Coupons, regardless of the appreciation in the value of the Underlier. In addition, if the Notes are automatically called due to the automatic call feature, you will not receive any Fixed Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be automatically called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you will not participate in any appreciation in the value of the Underlier even though you will be subject to the Underlier’s risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlier.

•	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you may receive Fixed Coupons could be as short as approximately 1 month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. For the avoidance of doubt, the fees and commissions described on the cover page of this pricing supplement will not be rebated if the Notes are automatically called.

•	Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity unless the Notes are automatically called. Although the Notes provide for the repayment of your principal at maturity if the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Buffer Value, if you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of the Underlier is greater than or equal to the Buffer Value. See “Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the price of the Underlier over a period of time. The Fixed Coupon was determined based on a number of factors, including the expected volatility of the Underlier. The Fixed Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the Underlier, calculated at the time the terms of the Notes were set, been lower. As volatility of an Underlier increases, there will typically be a greater likelihood that the Final Underlier Value of that Underlier will be less than its Buffer Value.

Accordingly, you should understand that a higher Fixed Coupon will reflect, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the Fixed Coupons been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose some or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Underlier, the Component Securities Held by the Underlier or the Securities Composing the Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlier, the component securities held by the Underlier or the securities composing the Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlier, the component securities held by the Underlier or the securities composing the Underlying Index would have.

•	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Consequences” above.

Risks Relating to the Issuer

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

•	Non-U.S. Securities Risks — Some of the component securities held by the Underlier are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Notes are subject to risks associated with the oil services industry — All or substantially all of the component securities held by the Underlier are issued by companies whose primary line of business is associated with the oil services industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The profitability of oil services companies is related to worldwide energy prices, including all sources of energy, and exploration and production spending. The price of energy, the earnings of oil services companies, and the value of these companies’ securities are subject to significant volatility. Oil services companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

Oil services companies are exposed to significant and numerous operating hazards. Oil services companies can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate. The revenues of oil services companies may be negatively affected by contract termination and renegotiation. Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations. Oil services companies may also be adversely affected by environmental damage claims and other types of litigation. Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas. The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, social unrest and acts of war, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States. Some oil services companies are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results. The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business. In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses. Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

These factors could affect the oil services industry and could affect the value of the component securities held by the Underlier and the price of the Underlier during the term of the Notes, which may adversely affect the value of the Notes.

•	Certain Features of the Underlier Will Impact the Value of the Notes — The performance of the Underlier will not fully replicate the performance of the Underlying Index, and the Underlier may hold securities or other assets not included in the Underlying Index. The value of the Underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the Underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The Underlier’s investment adviser may have the right to use a portion of the Underlier’s assets to invest in shares of equity securities that are not included in the Underlying Index. The Underlier is not actively managed, and the Underlier’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The Underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlier’s losses may be greater than if the Underlier invested only in conventional securities.

o	Transaction costs and fees. Unlike the Underlying Index, the Underlier will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Underlier may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlier and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlier and the liquidity of the Underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlier. As a result, under these circumstances, the market value of the Underlier may vary substantially from the net asset value per share of the Underlier. Because the Notes are linked to the performance of the Underlier and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

•	Adjustments to the Underlier or the Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — The investment adviser of the Underlier may add, delete or substitute the component securities held by the Underlier or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of the Underlier are de-listed or if the Underlier is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the Underlier or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlier is to be determined; if the shares of the Underlier are de-listed or if the Underlier is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; and determining whether to adjust any variable described herein in the case of certain events related to the Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underlier on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlier and the securities held by the Underlier;

o	the time to maturity of the Notes;

o	the dividend rates on the Underlier and on the securities held by the Underlier;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

The VanEck Vectors® Oil Services ETF

According to publicly available information, the Underlier is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index (the “Underlying Index”). The Underlying Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. For more information about the Underlier, see “Exchange-Traded Funds—The VanEck Vectors® ETFs” in the accompanying underlying supplement.

Historical Information

The graph below sets forth the historical performance of the Underlier from January 4, 2016 to May 18, 2021, based on the daily Closing Prices of the Underlier. The Closing Price of the Underlier on May 18, 2021 was $218.69.

We obtained the Closing Prices of the Underlier from Bloomberg Professional® service, without independent verification. Historical performance of the Underlier should not be taken as an indication of future performance. Future performance of the Underlier may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlier during the term of the Notes, including on any of the Observation Dates. We cannot give you assurance that the performance of the Underlier will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

* The dotted line indicates the Buffer Value of 75.00% of the Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.

Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 3, 2020, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 3, 2020, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 3, 2020, which has been filed as an exhibit to the report on Form 6-K referred to above.